UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2011

KBS REAL ESTATE INVESTMENT TRUST III, INC.

(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Advisory Agreement Amendment

On May 6, 2011, KBS Real Estate Investment Trust III, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the amended and restated advisory agreement (the “Advisory Agreement”) between the two parties, to require the Advisor to reimburse the Company for certain organization and offering expenses above an agreed upon threshold at the end of the Company’s ongoing initial public offering. Pursuant to the Advisory Agreement and the dealer manager agreement, the Company is obligated to reimburse the Advisor, the dealer manager or their affiliates, as applicable, for organization and offering costs paid by them on the Company’s behalf, but only to the extent that the reimbursement would not cause selling commissions, the dealer manager fee, and other organization and offering expenses borne by the Company to exceed 15% of the gross proceeds of the offering as of the date of the reimbursement. In addition, after the termination of the primary offering, the Advisor is obligated to reimburse the Company to the extent selling commissions, dealer manager fees and other organization and offering costs incurred by the Company exceed 15% of the gross proceeds raised in the primary offering. The Advisor would do the same after termination of the offering pursuant to the dividend reinvestment plan. As amended, the Advisor agreed to an additional cap on the Company’s organization and offering expenses. Specifically, at the end of the primary offering and again at the end of the offering pursuant to the dividend reinvestment plan, the Advisor will reimburse the Company to the extent that organization and offering expenses excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by the Financial Industry Regulatory Authority) exceeds 2% of the gross proceeds the Company raised in the respective offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: May 12, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer